UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2019

Medicine Man Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36868	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of principal executive offices)	(Zip Code)

(303) 371-0387

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 29, 2019 (the “Execution Date”), Medicine Man Technologies (the “Company”), a Nevada corporation, entered into a binding term sheet (the “Term Sheet”) with High Country Supply d/b/a Colorado Harvest Company (“CHC” ) pursuant to which the Company will purchase 100% of the capital stock or assets of CHC (the “Acquisition”).

As consideration, the Company shall pay a total purchase price of $12,500,000 (the “Purchase Price”) consisting of $4,000,000 in cash and 2,881,356 shares of its common stock, par value $0.001 per share. The 2,881,356 shares was determined by averaging the closing price of Company’s common stock for the five (5) days prior to July 8, 2019, which equated to $2.95 per share.

A portion of the stock consideration will be subject to certain trading restrictions in the first year after issuance, to be defined in the Long-Form Agreement, as defined below. In addition, claw-back language for twenty-five percent (25%) of the stock consideration will also be included in the Long-Form Agreement, as defined below.

The Purchase Price is predicated on projected 2019 gross revenues of CHC. The Purchase Price will be adjusted to reflect the actual 2019 gross revenues as of December 31, 2019 and will be memorialized in the Long Form Agreement, as defined below. However, no adjustment in the Purchase Price will be made if the variation between CHC’s actual and projected 2019 sales is plus or minus ten percent (10%). In addition, the Purchase Price may be adjusted if certain EBITDA targets are not met.

The Term Sheet provides for a closing on or before May 1, 2020, unless the parties agree to an extension.

The obligations of the Company and CHC under the Term Sheet are conditioned upon the satisfaction or mutual waiver of certain closing conditions (the “Conditions”) on or before May 1, 2020 or unless the parties agree to a mutual extension, including the following:

i.	regulatory approval relating to all applicable filings and expiration or early termination of any applicable waiting periods;
ii.	regulatory approval of the Marijuana Enforcement Division and applicable local licensing authority approval;
iii.	receipt of all material necessary, third party, consents and approvals;
iv.	each party's compliance in all material respects with the respective obligations under the Term Sheet;
v.	a tax structure that is satisfactory to both the Company and CHC;
vi.	the execution of leases with right of first refusals to acquire any relevant real estate property; and
vii.	employment agreements that are mutually acceptable to each party.

Under the terms of the Term Sheet, the Company and CHC agreed to mutual indemnification upon the terms and conditions outlined therein.

The Term Sheet contemplates the parties entering into a long-form agreement and other ancillary documents to memorialize the Acquisition (the “Long-Form Agreement”) upon the conclusion of all standard legal and business due diligence. In the event the Long-Form Agreement is not agreed to on or before May 1, 2020 and all of the Conditions are either satisfied or waived, the Acquisition shall be consummated and governed by the terms of the Term Sheet.

On September 4, 2019, the Company issued a press release with respect to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 4, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medicine Man Technologies, Inc.

Date: September 4, 2019	By:	/s/ Andrew Williams
Andrew Williams
Chief Executive Officer

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